Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 5, 2026 between Pla-Fit Franchise, LLC, a subsidiary of Planet Fitness Holdings, LLC (the “Employer” or “Company”), and Tom Fitzgerald (the “Executive”).

WHEREAS, the Employer wishes to employ the Executive as an employee of the Employer, and the Executive wishes to work as an employee of the Employer, on the terms set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1. EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts employment, effective as of March 9, 2026, upon the terms and subject to the conditions hereinafter set forth. The Executive shall carry out the duties set out below at the offices of the Company in Hampton, New Hampshire and shall be required to travel as part of those duties when necessary.

2. JOB TITLE AND DUTIES. The Executive shall be employed as Interim Chief Financial Officer of the Employer. Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to Executive by the Chief Executive Officer of the Company which are consistent with his position as Interim Chief Financial Officer. Executive also agrees to comply at all times with the Company s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.

3. TERM. The term of employment of the Executive hereunder shall commence on March 9, 2026 (the Commencement Date) and shall run for an initial term of six (6) months (the “Initial Term”), and upon the expiration of the Initial Term shall automatically be renewed for additional terms of one month each (each a “Renewal Term”), up to a maximum of three Renewal Terms, unless not less than 15 days prior to the end of the Initial Term or the then current Renewal Term, as the case may be (the “Current Term”), either party hereto gives written notice to the other that it is electing to terminate this Agreement as of the last day of the Current Term (or as of such other date as may be mutually agreed to by the Company and the Executive) (such date of termination being referred to as the “Termination Date”), in which case the then Current Term shall terminate as of such Termination Date.

4. COMPENSATION AND BENEFITS. Until the termination of the Executive’s employment hereunder, in consideration for the services of the Executive hereunder, the Employer shall compensate the Executive as follows:

(a) Base Salary. The Employer shall pay the Executive, in accordance with the Employer s standard payroll practices as in effect from time to time, a base salary (the Base Salary). The Base Salary will be paid at a monthly rate of $250,000, which shall be prorated for any month in which Executive is not employed for the full month. The Base Salary may be increased from time to time in the sole discretion of the Employer. For the avoidance of doubt, Executive shall not be entitled to participate in the Company’s annual cash bonus plan or the Company’s annual long-term incentive plan.

(b) Vacation. The Executive shall be entitled to vacation during the Term as determined by mutual agreement between the Executive and the Company.

(c) Other Benefits. Except as otherwise provided herein, Executive shall be entitled to receive benefits consistent with standard Company practices for its executive employees.

(d) Section 409A. Notwithstanding anything in this agreement to the contrary, the parties understand and acknowledge that the Employer may make such changes to compensation as it deems necessary to comply with Section 409A of the Internal Revenue Code and to prevent the Executive from incurring any additional excise tax or other exposure under Section 409A.

5. EXPENSES. The Employer shall reimburse the Executive for all reasonable expenses of the types authorized by the Employer and incurred by the Executive in the performance of his duties hereunder. The Executive shall comply with the Company’s Travel & Expense Policy with respect to the incurrence of such expenses.

6. TERMINATION. The Executive’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term pursuant to Section 3 hereof, except that the employment of the Executive hereunder shall earlier terminate:

(a) Death or Disability. Upon (i) the death of the Executive during the term of this Agreement, or (ii) at the option of the Employer, in the event of the Executive’s disability, upon one month’s written prior notice from the Employer. The Executive shall be deemed disabled if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Executive has for 90 days, consecutive or non-consecutive, in any twelve (12) month period been disabled in a manner which interferes with his ability to perform his responsibilities under this Agreement and/or materially adversely affects the operational requirements of the Employer’s Business. In such circumstances the Executive hereby agrees to submit to medical examination by an independent medical doctor (selected by the Employer’s health or disability insurer). Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability under this Section 6(a) shall be deemed to constitute conclusive evidence of the Executive’s disability.

(b) For Cause. For Cause immediately upon written notice by the Employer to the Executive. For purposes of this Agreement, a termination shall be for Cause if, inter alia, any one or more of the following has occurred:

(i)

the Executive shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer s business; or

(ii)	the Executive shall have been charged with or pleaded guilty to, any crime triable upon indictment or involving moral turpitude; or

(iii)	the Executive shall have been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Employer); or

(iv)	the Executive shall have refused, after explicit written notice, to obey any lawful direction by the Board which is consistent with Executive’s duties hereunder; or

(v)	the Executive shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer’s premises; or

(vi)

the Employer shall have determined in good faith that the Executive has been guilty of misconduct or failed to perform the material duties incident to his employment with the Employer, and such misconduct and/or failure shall have continued for a period of thirty days after written notice to the Executive specifying such failure in reasonable detail (but only to the extent that such failure to perform is, in the judgment of the Employer, capable of being cured); or

(vii)	the Executive shall have materially breached any of the provisions or representations of this Agreement or the Confidentiality Agreement (as defined in Section 7); or

(viii)	the Executive shall have engaged in any other conduct which in the good faith judgment of the employer constitutes cause for termination of employment.

(c) Without Cause. The parties agree that the Employer may terminate this contract without cause subject to the terms set out in 6(d) below.

(d) Rights and Remedies on Termination.

(i)

If the Executive’s employment is terminated prior to the end of the then Current Term, the Executive shall only be entitled to receive payment of Executive’s Base Salary through the date of termination and any reasonable expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination.

(ii)

The rights and remedies provide pursuant to this Section 6(d) shall be in lieu of and not in addition to the Company’s Executive Severance and Change in Control Policy (the “Executive Severance Policy”). For the avoidance of doubt, Executive shall not be eligible to participate in the Executive Severance Policy.

7. EMPLOYEE CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT. In consideration of, and as part of the terms of, the employment or continued employment of Executive by the Company, the compensation paid and to be paid by the Company to Executive, the entrusting to Executive of certain trade secrets and proprietary information of the Company, and the mutual covenants and promises set forth herein, Executive and Employer, for itself and for the Company, agree as follows:

(a) Freedom to Contract. Executive represents that Executive is free to enter into this Agreement, Executive has not made and will not make any agreements in conflict with this Agreement, and Executive will not disclose or make available to the Company, or use for the Company’s benefit, any trade secrets or confidential information which is the property of Executive or of any third party, including without limitation, any former employer, partner, co-venturer, client, customer or supplier. EMPLOYEE REPRESENTS AND WARRANTS THAT (A) EMPLOYEE HAS DELIVERED TO THE COMPANY A COPY OF EVERY AGREEMENT THAT MAY BEAR ON EMPLOYEE S EMPLOYMENT WITH THE COMPANY, INCLUDING WITHOUT LIMITATION, ANY NONCOMPETITION AGREEMENT, EMPLOYMENT AGREEMENT, PROPRIETARY RIGHTS AGREEMENT, NONDISCLOSURE AGREEMENT OR THE LIKE AND (B) EMPLOYEE WILL HONOR ALL SUCH AGREEMENTS.

(b) Confidentiality.

(i)

Definitions. Confidential Information means (a) all Information and all Derivative Information acquired by Executive from the Company, its other employees, its suppliers or customers, its agents or consultants, or others, during Executive’s employment by the Company, that directly relates to the present or potential businesses, products or services of the Company as well as any other Information (as defined below) as may be designated by the Company as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential and (b) all Information and all Derivative Information created or acquired by Executive in the course of any Included Activity (as defined in Section 7.c.i). Derivative Information means all copies, digests, summaries of Information, as well as feedback, suggestions, improvements or other Company Creations (as defined in Section 7.c.i) derived from the Information. Information means all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, plans, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, trade secrets and all other proprietary information, irrespective of the Medium in which such Information is memorialized or communicated. Medium (Media) means any communications or storage medium, regardless of method of storage, compilation or memorialization, if any, including without limitation, physical storage or representation (including models and prototypes), electronic storage, graphical (including designs and drawings) or photographic representation, or writings and in the case of information that is not stored or otherwise memorialized, oral communication.

(ii)	Acknowledgment. Executive recognizes and acknowledges that:

(a)	the Company’s Confidential Information is a valuable, special and unique asset of the Company;

(b)	access to and knowledge of the Confidential Information by Executive may be required so that Executive can perform his/her duties as an employee of the Company;

(c)

it is vital to the Company’s legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the benefit of the Company;

(d)

disclosure of the Confidential Information to any other person or entity outside the Company or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Company;

(e)	disclosure or use beyond the permitted scope of Confidential Information entrusted to the Company by its customers and contractors could expose the Company to substantial damages;

(f)	the Confidential Information is and shall remain the exclusive property of the Company; and

(g)	nothing in this Agreement shall be construed as a grant to Executive of any rights, title or interest in, to or under the Confidential Information.

(iii)

Restrictions. Except as expressly directed by the Company, Executive shall not, during or after the Term, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such Confidential Information for Executive’s own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances during or after the term of Executive’s employment; provided that if applicable law restricts the duration of the confidentiality and nonuse obligations set forth in this Section 7.b.iii (the Confidentiality and Non-Use Obligations) for Confidential Information that is not also a trade secret under applicable law (Other Confidential Information), the Confidentiality and Non-Use Obligations as to Other Confidential Information shall remain in effect during the term of Executive’s employment by the Company and for a period of two (2) years thereafter, but shall be perpetual as to trade secrets.

(iv)

Exclusions. The Confidentiality and Non-Use Obligations shall not apply to such Confidential Information which Executive can establish: (a) was known by Executive both prior to employment and other than by disclosure by the Company; (b) was lawfully in the public domain and generally known in the trade prior to its disclosure hereunder, or becomes publicly available and generally known in the trade other than through a breach of this Agreement or any other obligation of confidentiality to the Company; or (c) was specifically authorized for non-confidential disclosure by a duly authorized executive officer of the Company other than by authority of Executive; provided that only the specific information that meets the exclusion shall be excluded and not any other information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

(v)

Required Disclosures. Executive agrees to notify the Company promptly upon learning about any court order or other legal requirement that purports to compel disclosure of any Confidential Information and to cooperate with the Company in the exercise of the Company’s right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Disclosure of Confidential Information pursuant to a court order or other legal requirement that purports to compel disclosure of any Confidential Information shall not be deemed a breach of this Agreement by Executive, provided that Executive has notified the Company promptly upon learning about such court order or other legal requirement and has cooperated with the Company in the exercise of the Company’s right to attempt to protect the confidentiality of the Confidential Information before any tribunal or governmental agency.

(vi)

Return of Confidential Information. All Confidential Information, including without limitation, all Derivative Information and Company Creations, are and shall continue to be the exclusive property of the Company. Immediately upon any termination of Executive’s employment or at any time upon the request of the Company, Executive shall deliver to the Company, or its designee, all of such Confidential Information and all other Company property then in Executive’s actual or potential possession or control in any tangible or electronic form. If Executive and Company agree that any specific Information or property cannot reasonably be delivered, Executive shall provide reasonable evidence that such materials have been destroyed, including but not limited to, the purging or erasing of any and all computer records and data files.

(vii)

Third Party Information. Executive acknowledges that the Company has received and may in the future receive confidential and proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Executive agrees that he/she owes the

Company and such third parties, both during the term of Executive’s employment and thereafter, a duty to hold all such confidential or proprietary information in strictest confidence and not to disclose or use it in any manner that is not consistent with the Company’s agreement with such third parties, unless expressly authorized to do so by a duly authorized executive officer of the Company other than Executive.

(viii)

Stored/Transmitted Information. Executive acknowledges that all Information stored on or transmitted using Company-owned or Company-leased property or equipment is the property of the Company and is subject to access by the Company at any time without notice.

(c) Intellectual Property & Company Creations.

(i)

Definitions. Included Activity means at the relevant time of determination, any activity conducted by, for or under the direction of the Company, whether or not conducted at the Company’s facilities, during working hours or using the Company’s resources, or which relates directly to (a) the business of the Company as then operated or under consideration or development or (b) any method, program, computer software, apparatus, design, plan, model, specification, formulation, technique, product, process (including, without limitation, any business processes and any operational processes) or device, then purchased, sold, leased, used or under consideration or development by the Company. Development means any idea, discovery, improvement, invention (including without limitation any discovery of new technology and any improvement to existing technology), Confidential Information, know-how, innovation, writing, work of authorship, compilation and other development or improvement, whether or not patented or patentable, copyrightable, or reduced to practice or writing. Company Creation means any Development that arises out of any Included Activity.

(ii)

Assignment. Executive hereby sells, transfers and assigns to (and the following shall be the exclusive property of) the Company, or its designee(s), the entire right, title and interest of Executive in and to all Company Creations made, discovered, invented, authored, created, developed, originated or conceived by Executive, solely or jointly, (a) during the term of Executive’s employment with the Company or (b) on or before the six-month anniversary of the date of termination of Executive’s employment with the Company. Executive acknowledges that all copyrightable materials developed or produced by Executive within the scope of Executive’s employment by the Company constitute works made for hire, as that term is defined in the United States Copyright Act 17 U.S.C. § 101. Executive shall bear the burden to prove that any Development did not arise out of an Included Activity.

(iii)

Disclosure & Cooperation. Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations, and Executive shall execute and deliver to the Company or its designee(s) such formal transfers and assignments and such other papers and documents and shall give such testimony as may be deemed necessary or required of Executive by the Company or its designee to develop, preserve or extend the Company’s rights relating to any Company Creations and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Company Creations.

(iv)

Exclusion. If any Company Creation fully qualifies under any applicable state or federal law that (a) restricts the enforcement of the provisions of Sections 3.2 or 3.3 by an employer against an employee and (b) prohibits the waiver of such employee rights by contract, then as to such qualifying Company Creations, the provisions of Sections 3.2 and 3.3 shall only apply to the extent, if any, not prohibited by such law.

(v)

Excluded & Licensed Developments. Attached is a list of all Developments made by Executive before Executive’s employment with the Company commenced that Executive desires to exclude from this Agreement (Excluded Developments). Executive represents that if no such list is attached, there are no Excluded Developments As to any Development (other than a Company Creation) in which Executive has an interest at any time prior to or during Executive’s employment with the Company, including without limitation, any Excluded Development, any Development not arising from an Included Activity or any Development in which Executive otherwise acquires any interest (a Separate Development), prior to (a) using such Separate Development in any way in the course of Executive’s employment with the Company or (b) disclosing the Separate Development to any employee, contractor, customer or agent of the Company, Executive shall inform the Company in writing of Executive’s intention to so use or disclose the Separate Development (the Separate Development Notice) and shall not so use or disclose the Separate Development unless the Company consents in writing to such use or disclosure. Executive hereby grants to the Company an exclusive, royalty-free, irrevocable, worldwide right and license to exercise any and all rights with respect to any Separate Development that Executive so uses or discloses, irrespective of whether such use or disclosure is in accordance with or in breach of this notice requirement, unless the Separate Development Notice expressly makes reference to this Section of this Agreement and specifies the license restrictions or royalties required and the Company agrees in writing to such restrictions or royalties.

(d) Non-Competition & Non-Interference.

(i)

During the Term of Employment. During Executive’s employment by the Company, Executive will comply with all policies and rules that may from time to time be established by the Company, and will not engage in any business or enterprise which is in any way Competitive. For purposes of this Agreement, the term Competitive and all variations such as Compete, Competitor and Competition shall refer to any business which is competitive or conflicting with the interests or business of the Company including, without limitation, (a) any men’s, women’s, children’s, or co-ed fitness, exercise, athletic, or wellness business or facility, including, but not limited to, a health club, gym, physical fitness club, personal training studio, weight loss, weight training or resistance training studio, aerobics center, or any online fitness concept, service, program or studio (other than a Planet Fitness business), and specifically including without limitation Crunch Fitness, Vasa Fitness, EoS Fitness, PureGym, Basic-Fit, Chuze Fitness, and Retro Fitness; (b) any investor in any business described in Section 7(d)(i)(a); and (c) any firm providing professional services to any business described in Section7(d)(i)(a). In addition, in consideration of Executive’s employment by the Company, Executive recognizes that Executive owes a duty of loyalty to the Company and agrees that Executive will not take personal advantage (whether directly or indirectly through Executive’s family members or affiliates) of any business opportunity which is in the same line of business as that engaged in by the Company during the term of this Agreement unless explicitly approved by the Company or if the Executive already had an interest in such business opportunity prior to the Executive’s start date. Executive understands and agrees that he/she is required to devote his/her full time and use his/her best efforts in the course of Executive’s employment with the Company and to act at all times in the best interests of the Company. The Company also explicitly acknowledges that (a) the Executive is free to work on projects or businesses that are not in competition with the Company or its affiliates so long as those efforts do not interfere with Executive’s duties.

(ii)

Acknowledgment. Executive understands and recognizes that (a) his/her working for a Competitor of the Company could lead to the inevitable disclosure of the Company’s Confidential Information; (b) in the course of Executive’s employment with the Company, investors, suppliers, reinsurers, customers, business partners and others may come to recognize and associate Executive with the Company, its products and services, and that Executive may thereby benefit from the Company’s goodwill; and (c) if Executive were to engage in direct Competition with the Company, Executive could thereby usurp the Company’s goodwill.

(iii)

Competition and Solicitation Generally. Restricted Period means the period commencing upon termination of Executive’s employment with the Company, irrespective of the reason or absence of reason for such termination, and ending on the first anniversary of such termination.

(iv)

Non Solicitation. The Executive covenants with the Company that he will not during the Restricted Period in connection with the carrying on of any business in competition with the business of the company, any Subsidiaries or Associated Companies on his own behalf or on behalf of any person, firm or company directly:

(a) Seek to procure orders from, solicit or do business with any person, firm or company who has at any time during the period of one year immediately preceding such termination done business with or been a customer, supplier, investor, business partner or client or prospective supplier, investor, business partner or client of the Company or any Subsidiaries or Associated Companies and with whom the Executive has had dealings; or

(b) Endeavor to entice away from the Company any employee of management level who has at any time during the period of one year immediately preceding such termination been employed or engaged by the Company or any Subsidiaries or Associated Companies and with whom the Executive has worked at any time during the period of one year immediately preceding termination; or

(c) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ended on the date of termination of Executive’s employment. Executive agrees to inform the Company of the name and address of any employer(s) Executive may have or any business with which Executive may be involved, directly or indirectly, within the Restricted Period.

(d) Executive further agrees to provide any such employer(s) with a copy of this Agreement

(v)	Territory means any place within New Hampshire, North America, or anywhere else in the world.

(vi)

Non Competition. The Executive covenants with the Company that he will not within the Territory and for the Restricted Period without the prior written consent of the Company either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly own, carry on, be engaged in or provide services to any Competitive Business.

(vii)

Disparagement. Executive agrees that during the course of employment and after the termination of employment with the Company, Executive will not disparage the Company, its products, services, agents or employees.

(viii)

Reasonableness. Executive understands and agrees that because of the nature of the Company s products, services, and customers, because of Executive’s position with the Company, and because the Company’s business is or may become international in scope, the duration of the Term is reasonable and necessary. Executive understands and agrees that although his/her authority may or may not from time to time extend to the entire Territory, the information Executive may learn in the course of employment and the goodwill to which Executive may be exposed belong exclusively to the Company and have implications and applications that are international in scope. Accordingly, Executive agrees that the scope of the geographical restriction on competition with the Company in the Territory is reasonable and necessary. Accordingly, Executive agrees that any harm to Executive caused by the enforcement of this Agreement will be outweighed by the harm to the Company should this Agreement not be enforced. If at any time any of the provisions of this Section 7 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and Executive agree that the provisions of this Section 7, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e) Rights Conferred. Nothing contained in this Agreement shall be construed as giving Executive any legal or equitable rights against the Company or any subsidiary or affiliated entity or any director, officer, employee, or agent thereof except for such rights as are expressly provided herein. Nothing contained in this Agreement shall be construed (i) to alter the at-will nature of the employment relationship between the Company and Executive if the Executive is an employee at-will, (ii) as a contract for continuing employment or to confer on Executive any right of continued employment for a particular term of time, (iii) to obligate the Company to continue Executive’s employment, or (iv) to require cause, notice or warning for the termination of the employment relationship.

(f) Enforcement. Executive agrees and acknowledges that the Company will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by the Company of its benefits or rights under this Agreement as the result of a breach, default or violation by Executive of Executive’s obligations under Sections (b) or (d) of this Agreement. Accordingly, the Company shall be entitled, in addition to all other remedies which may be available to it (including monetary damages), to injunctive and other available equitable relief, without bond, in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by Executive of any provision contained in this Section 7 or to enforce any such provision.

(g) Acknowledgment. Executive acknowledges that this Agreement is a condition of Executive’s employment with the Company, and that Executive has had a full and adequate opportunity to read, understand and discuss with Executive’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

8. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by telecopy or recognized delivery service, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto by notice given in accordance with this Section 8(a):

If to the Employer, to:

Pla-Fit Franchise, LLC

c/o Sarah Powell, Esq.

4 Liberty Lane West

Hampton, NH 03842

If to the Executive, to:

Tom Fitzgerald

[***]

(b) No Conflict. Executive represents and warrants to Employer that Executive is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of Executive’s obligations hereunder.

(c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Employer. Executive shall not have the right to assign Executive’s duties under this Agreement.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(h) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws provisions thereof, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts having subject matter jurisdiction within New Hampshire.

(i) General

(i)	The Executive shall be responsible for and shall pay any tax or statutory levy assessed on him in respect of any benefit provided to him under this agreement.

(ii)

The Executive agrees that the Employer may apply any sums which may be due from the Company to the Executive at the Termination of Employment against any sums which may be due from the Executive to the Employer and the Executive further agrees that, in the event of his failure to give due notice of termination of this agreement, the Employer may retain any such sum without prejudice to its right to claim damages for any additional loss it may suffer as a result of the Executive’s failure to give due notice of termination.

(iii)

Any waiver of breach of, or default under, any of the terms of this agreement by the Employer shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this agreement.

(iv)

The parties hereto agree that there shall be no obligation on the Company to provide any person a reference in respect of the Executive whether during or after the termination of his employment hereunder.

(j) Personal Property. Executive agrees that the Company is not responsible for loss of or damage to personal property on Company premises or, if applicable, on residential premises subsidized by Company. Executive holds the Company harmless from all claims relating to loss of or damage to such personal property.

(k) Reimbursement. Executive hereby authorizes the Company at any time during or after the term of employment to withhold from any amounts otherwise owed to Executive (including without limitation, salary, bonus, commissions and expense reimbursements): any and all amounts due to the Company from Executive, including without limitation, cash advances, travel advances, overpayments made by the Company to Executive, amounts received by Executive due to the Company’s error, unpaid personal credit card or phone charges or any debt Executive owes to the Company for any reason, including amounts in respect of misuse or misappropriation of Company assets or breach of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

PLA-FIT FRANCHISE, LLC

By:	/s/ Colleen Keating
Name: Colleen Keating Title: Chief Executive Officer

EXECUTIVE

Name: Tom Fitzgerald

Signature:	/s/ Tom Fitzgerald